SPARK NETWORKS® APPOINTS SHAILEN MISTRY AS CHIEF TECHNOLOGY OFFICER

LOS ANGELES, Calif., December 9, 2015 — On December 9, 2015, Spark Networks, Inc. (NYSE MKT: LOV) (the “Company”) announced the appointment of Shailen Mistry as Chief Technology Officer, effective January 4, 2016. Mr. Mistry will report to CEO Michael Egan and will have responsibility for the Company’s global technology and technical operations.

Michael Egan, Chief Executive Officer, said, “As we continue to grow the company by providing our customers with leading products and services, Shailen’s experience across the entire spectrum of front-end and back-end technologies will be an excellent addition to the team.  Shailen has built a solid reputation as a technical leader and strong mentor and we’re excited to have him join Spark.”

Mr. Mistry said, “Spark has undergone a significant amount of change in the last year and is ready to start to grow again.  I am honored to have the opportunity to be a key part of the leadership team and excited to help lead innovation in an industry that is so dynamic and fundamentally helps individuals.”

Mr. Mistry is joining the Company from Dun & Bradstreet where he served as the Vice President of Engineering.  Prior to D&B, Mr. Mistry served as the Director of Online Development and Strategy for American Express.  He has also previously held technology roles at Crystal Coding Concepts, J.R. Cigars, and E-Intertainment.

Mr. Mistry received his B.S. in Electrical Engineering from U.C.L.A. and his M.S. in Computer Science from U.C. Berkeley.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements, including statements regarding the potential future growth of the Company. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information

Investors:	Robert O’Hare
rohare@spark.net